Exhibit 10.36

First Amendment to Second Amended and Restated Credit Agreement

This First Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of February 3, 2010, among ITT Educational Services, Inc., a Delaware corporation (the “Borrower”), the Lenders party to the hereinafter defined Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A.The Borrower, the Lenders and the Administrative Agent entered into a certain Second Amended and Restated Credit Agreement dated as of January 11, 2010 (the Credit Agreement, as the same may have been amended prior to the date hereof, being referred to herein as the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Lenders make certain amendments to the financial covenants set forth in the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1.Section 5.11 of the Credit Agreement is hereby amended by amending and restating Section 5.11 thereof in its entirety to read as follows:

Section 5.11. Financial Covenants.  The Borrower and its Subsidiaries shall have, on a consolidated basis (except as otherwise provided in the definition of “DOE Ratio” herein):

(a)Leverage Ratio.  A Leverage Ratio, as determined as of the end of each fiscal quarter, of not greater than 1.0 to 1.0.

(b)Unrestricted Cash and Investments to Indebtedness.  A ratio of (i) the combination of unrestricted cash and unrestricted investments (including any investments in the Custodial Account), to (ii) Indebtedness, of not less than 1.10 to 1.0, as of (A) the last day of each calendar month (the “Testing Date”), or (B) any day after the related Testing Date but on or before the fifth calendar day immediately succeeding the related Testing Date, with the Borrower being entitled to choose as of which date within the parameters specified in clauses (A) and (B) that this ratio is measured each month, which date the Borrower will specify on the related certificate provided by the Borrower pursuant to Sections 5.01(c) and 5.01(d).

(c)DOE Financial Responsibility Composite Ratio.  A DOE Ratio determined as of the last day of any fiscal year to be greater than or equal to 1.50:1.00.

1.2.Schedule I to Exhibit F-1 to the Credit Agreement and Schedule I to Exhibit F-2 to the Credit Agreement are hereby amended and restated in their entirety to read, respectively, in such order as such Schedules are attached hereto.

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.The Borrower, the Required Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2.The Administrative Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Administrative Agent or its counsel may reasonably request.

2.3.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.	Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof (a)  the representations and warranties set forth in Article III of the Credit Agreement are true and correct and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

4.1.The Borrower heretofore executed and delivered to the Administrative Agent the Security Agreement, the Control Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the obligations of the Borrower arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, any promissory note executed in connection with the Credit Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3.The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

4.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original.  This Amendment shall be governed by the laws of the State of New York.

[Signature Page to Follow]

This First Amendment to Second Amended and Restated Credit Agreement is entered into as of the date and year first above written.

                            ITT Educational Services, Inc.

By /s/ Daniel M. Fitzpatrick
Name: Daniel M. Fitzpatrick
Title: Executive Vice President, CFO

                            JPMorgan Chase Bank, National Association,
                               individually as a Lender and as Administrative Agent

By /s/ John V. Schlechte
Name: John V. Schlechte
Title: Senior Vice President

                            Bank of America, N.A., as a Lender

By /s/ Adam M. Goettsche
Name: Adam M. Goettsche
Title: Senior Vice President

[Signature Page to First Amendment]

Schedule I

Compliance Certificate

Period Ended
Leverage Ratio (calculated quarterly)
Total Indebtedness
EBITDA (four consecutive quarters)
Leverage Ratio
Maximum = 1.0 to 1.0
Period Ended (Specify Date of Calculation)
Unrestricted Cash and Investments to Indebtedness Ratio (calculated monthly)
Total Indebtedness
Cash & Investments to Indebtedness Ratio
Minimum = 1.10 to 1.0
Period Ended
DOE Ratio (calculated annually)
DOE Ratio (as defined)
Minimum = 1.50 to 1.0

Schedule I

Compliance Certificate

Period Ended (Specify Date of Calculation)
Unrestricted Cash and Investments to Indebtedness Ratio (calculated monthly)
Total Indebtedness
Cash & Investments to Indebtedness Ratio
Minimum = 1.10 to 1.0